                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Diametrics Medical, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                           DIAMETRICS MEDICAL, INC.
                               2658 Patton Road
                          Roseville, Minnesota 55113

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 May 12, 1999

TO THE SHAREHOLDERS OF DIAMETRICS MEDICAL, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of Diametrics Medical, Inc. (the "Company") will be held at 3:30 p.m. on Wednesday, May 12, 1999, at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, for the following purposes:

  1. To elect three members to the Board of Directors to serve for a term beginning May 12, 1999 and until their terms expire and until their successors are elected and qualified.

  2. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 26, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. A copy of the Company's Annual Report is included with this mailing, which is being first made available on approximately the date shown below.

  We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                          By Order of the Board of Directors,

                                          Kenneth L. Cutler
                                          Secretary

Dated: April 12, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                           DIAMETRICS MEDICAL, INC.
                               2658 Patton Road
                          Roseville, Minnesota 55113

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 12, 1999

  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Diametrics Medical, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, May 12, 1999, at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota at 3:30 p.m., Minneapolis time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about April 12, 1999.

  All holders of the Common Stock, $.01 par value (the "Common Stock"), whose names appear of record on the Company's books at the close of business on March 26, 1999 will be entitled to vote at the Annual Meeting or any adjournment thereof. At the close of business on March 26, 1999, a total of 24,164,781 shares of Common Stock were outstanding, each share being entitled to one vote. The holders of a majority of the Common Stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting. If such quorum shall not be present or represented at the Annual Meeting, the shareholders present or represented at the Annual Meeting may adjourn the Annual Meeting from time to time without notice other than announcement at the Annual Meeting until a quorum shall be present or represented. Officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or in person. Expenses in connection with the solicitation of proxies will be paid by the Company.

  If the enclosed proxy is properly executed and returned, and if a shareholder specifies a choice on the proxy, shares of the Common Stock represented by the proxy will be voted in the manner directed by the shareholder. If the proxy is signed and returned but no direction is made, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement. Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. Proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date. Any proxy also may be revoked by the shareholder attending the Annual Meeting and voting in person. A notice of revocation need not be on any specific form.

  As of the date of this Proxy Statement, the Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

  A copy of the Company's Annual Report for the year ended December 31, 1998 is being furnished to each shareholder with this Proxy Statement.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

  The Company's Articles of Incorporation provide for a "classified board" of directors. The number of members of the Board of Directors is currently set at seven, and the directors are divided into three classes comprised as follows:
(i) David T. Giddings, Andre de Bruin and Richard A. Norling, whose terms expire at the Annual Meeting; (ii) Roy S. Johnson and David V. Milligan, Ph.D., whose terms expire at the annual meeting in 2000; and (iii) Gerald L. Cohn and Mark B. Knudson, Ph.D., whose terms expire at the annual meeting in 2001 (or, in all cases, when their respective successors are elected and qualified). The Board has nominated Messrs. Giddings, de Bruin and Norling for reelection to the Board of Directors at the Annual Meeting for terms expiring at the annual meeting in 2002. The nominees have indicated a willingness to serve, but in case a nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. The other directors of the Company will continue in office for their existing terms. The affirmative vote of a majority of the shares of Common Stock represented at the meeting is required for the election of the nominees for director.

  Certain biographical information furnished by the Company's current directors and nominees for director is presented below.

Name                         Age                    Position
----                         ---                    --------
David T. Giddings (/1/).....  55 President, Chief Executive Officer
                                 and Chairman of the Board
Gerald L. Cohn (/2/)(/3/)...  70 Director
Andre de Bruin (/1/)(/3/)...  52 Director
Roy S. Johnson (/1/)........  46 Executive Vice President and President and
                                 Managing Director of Diametrics Medical, Ltd.,
                                 and Director
Mark B. Knudson, Ph.D.        50 Director
 (/2/)......................
Richard A. Norling            53 Director
 (/2/)(/3/).................
David V. Milligan, Ph.D.....  58 Director

--------
(1) Member of the Nominating Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.
(3) Member of the Audit Committee of the Board of Directors.

  Mr. Giddings was appointed Chairman of the Board of Directors, President and Chief Executive Officer of the Company in April 1996. Mr. Giddings was formerly President and Chief Operating Officer of the United States operations of Boehringer Mannheim Corporation ("BMC"), a U.S. subsidiary of Corange Ltd., a private global healthcare corporation. He joined BMC in 1992 after a 26 year career with Eastman Kodak Company, where he held a number of senior management positions, including General Manager and Vice President of Marketing and Sales, clinical products division. He also served as Vice President and General Manager of Kodak's imaging information system group and of its printing and publishing division.

  Mr. Cohn has been a director of the Company since June 1996 and has been a private investor and consultant since 1991. Mr. Cohn is a consultant to and a director of DVI, Inc., a health care finance company, and also a director of Niagara Steel Corporation, a steel manufacturing company. Although Mr. Cohn has been a director of the Company since 1996, Mr. Cohn also serves on the Board of Directors of the Company as a representative of BCC Acquisition II LLC. Pursuant to a Common Stock Purchase Agreement dated June 30, 1998 among the Company, BCC Acquisition II LLC and certain other persons, the Company agreed to appoint two representatives of BCC Acquisition II LLC to serve as members of the Board of Directors, and to use its reasonable best efforts to ensure that the two representatives will be included as nominees of the Board of Directors and elected to serve on the Board of Directors so long as BCC Acquisition II LLC and the other investors (or their assignees) collectively own at least 5% of the Company's outstanding voting securities or at least 75% of the number of shares issued under the Common Stock Purchase Agreement. BCC Acquisition II LLC nominated Dr. Milligan and Mr. Cohn as their representatives. Mr. Cohn is (1) a manager of Bay City

Capital Management, LLC, the general partner of Bay City Capital Fund I, L.P., which is the managing member of BCC Acquisition II LLC, and (2) a manager of Bay City Capital LLC, which provides investment advice to Bay City Capital Fund I, L.P.

  Mr. de Bruin has been a director of the Company since June 1996. He was appointed President and Chief Executive Officer of QUIDEL Corporation in June 1998. Prior to that, Mr. de Bruin was Chairman, President and Chief Executive Officer of Somatogen, Inc., a publicly held biotechnology company which he joined in 1994. Immediately prior to joining Somatogen, he was Chairman, President and Chief Executive Officer of Boehringer Mannheim Corporation. Mr. de Bruin is also a director of Metabolex, Inc., a privately held company founded to develop therapeutics for diabetes and related metabolic diseases.

  Mr. Johnson joined the Company in November 1996 as an Executive Vice President, and the President and Managing Director of Diametrics Medical, Ltd. ("DML"), a subsidiary of the Company established in conjunction with the acquisition in November 1996 of Biomedical Sensors, Ltd. ("BSL"). DML markets a line of indwelling monitoring systems for continuous blood and tissue assessment of critically ill patients. Beginning in 1977, Mr. Johnson served in a number of management positions for the predecessors of the BSL business, most recently as President and Chief Executive Officer while it was a subsidiary of Orange Medical Instruments, Inc. and later when it was an operating unit of Pfizer Inc. Mr. Johnson started his career in 1974 with Burroughs Welcome in pharmaceutical production management and was the head of manufacturing in Burroughs' Sidney, Australia subsidiary.

  Dr. Knudson has been a director of the Company since March 1990. Since November 1996, Dr. Knudson has been the Chairman and founder of HeartStent, a private company developing products for coronary revascularization. Since 1989, Dr. Knudson has also been a Managing Partner of Medical Innovation Partners ("MIP") and, since 1993, a Managing Venture Partner of Medical Innovation Partners II ("MIP II"), each a private investment partnership active in the formation, management, financing and development of start-up medical technology and service companies. MIP and MIP II are the general partners, respectively, of Medical Innovation Fund, a Limited Partnership, and Medical Innovation Fund II, a Limited Partnership. Dr. Knudson is also a director of Integ Inc.

  Mr. Norling has been a director of the Company since June 1996. He is the Chief Executive Officer and a director of Premier, Inc. From July 1989 to September 1997, he was President and Chief Executive Officer of Fairview Hospital and HealthCare Services. From June 1988 to June 1989, Mr. Norling was Executive Vice President and Chief Operating Officer of UniHealth America ("UniHealth"), a nonprofit system of hospitals and health care organizations headquartered in Burbank, California. Prior to joining UniHealth, Mr. Norling was employed in management positions with a variety of hospitals, HMO's and healthcare related organizations that were predecessors to UniHealth, including Executive Vice President and Chief Operating Officer of LHS Corporation and President and Executive Director of the California Medical Center, both located in Los Angeles. Mr. Norling is also a director of Express Scripts, Inc., a managed care pharmaceutical company.

  Dr. Milligan has been a director of the Company since August of 1998. He retired at the end of 1996 as Senior Vice President and Chief Scientific Officer of Abbott Laboratories ("Abbott"), a post he had held since October of 1994. During his 17 years with Abbott, Dr. Milligan held a number of senior research and development management positions. At different points in time he led both the Diagnostics Products as well as the Pharmaceutical Products research and development organizations. He is currently a vice-president of Bay City Capital of San Francisco, CA as well as non-executive chairman of the board of Caliper Technologies Inc. and Versicor Inc. In addition to the Company, Dr. Milligan is also a director of Maxia Pharmaceuticals, ICOS Corporation, and The Presbyterian Homes. Services rendered to Bay City Capital during 1998 for which Dr. Milligan was compensated included consulting services provided to the Company as part of Bay City Capital's financial advisory services. Dr. Milligan was appointed as a director of the Company upon the closing of the transactions contemplated by a Common Stock Purchase Agreement dated June 30, 1998 among the Company, BCC Acquisition II LLC and certain other persons. Pursuant to the Common Stock Purchase Agreement, the Company agreed to appoint two representatives of BCC Acquisition II LLC to serve as members of the Board of

Directors, and to use its reasonable best efforts to ensure that the two representatives will be included as nominees of the Board of Directors and elected to serve on the Board of Directors so long as BCC Acquisition II LLC and the other investors (or their assignees) collectively own at least 5% of the Company's outstanding voting securities or at least 75% of the number of shares issued under the Common Stock Purchase Agreement. BCC Acquisition II LLC nominated Dr. Milligan and Mr. Cohn (who had already been a director of the Company since 1996) as their representatives.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. GIDDINGS, de BRUIN AND NORLING AS DIRECTORS OF THE COMPANY.

Meetings and Committees of the Board of Directors

  During the year ended December 31, 1998, the Board of Directors held six meetings. All incumbent directors attended at least 75% of the aggregate of those meetings of the Board and committees of which they were members that were held while they were serving on the Board or on such committees. The Company's Board and committees also act from time to time by written consent in lieu of meetings.

  The Board of Directors has a Compensation Committee which consists of Dr. Knudson, Mr. Cohn and Mr. Norling. The Compensation Committee held two meetings during the year ended December 31, 1998. The Compensation Committee of the Board of Directors makes recommendations concerning executive salaries and incentive compensation for employees of the Company, subject to ratification by the full Board, and administers the Company's 1990 Stock Option Plan.

  The Board of Directors of the Company has an Audit Committee which consists of Messrs. Cohn, de Bruin and Norling. The Audit Committee held two meetings during the year ended December 31, 1998. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of their review to the full Board and to management.

  The Board of Directors of the Company has a Nominating Committee which consists of Messrs. Giddings, de Bruin and Johnson. The Nominating Committee held one meeting during the year ended December 31, 1998. The Nominating Committee of the Board of Directors makes recommendations concerning members of the Board of Directors and other matters relevant to the Company's organizational structure.

Compensation of Directors

  Members of the Board of Directors who are not employees of the Company receive an annual retainer of $8,000 and $2,000 per Board meeting attended in person and $500 where the meeting is attended by means of telephonic communication, with the proviso that there shall be not less than six Board meetings in any 12-month period. In addition, each non-employee member of the Board of Directors of the Company serving on the Compensation Committee, the Audit Committee and the Nominating Committee receives $500 per committee meeting attended. Each non-employee Director may elect, not later than the last day of the Company's fiscal year, to be granted stock options in lieu of the compensation and fees otherwise payable to such Director for the next fiscal year. Such options shall be granted in quarterly installments on the last day of each fiscal quarter in which such compensation and fees are earned, to be fully exercisable immediately. The number of shares covered by each option shall be determined by dividing the total amount of compensation and fees payable at the end of each quarter by the option value of one share on the date of grant. The option value per share is determined using the Black Scholes option pricing model, and considers the annualized volatility of the Company's stock price, its annualized risk-free interest rate and the expected life of the options. All Directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

  Non-employee Directors are eligible to participate in the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan, as amended, provides for an automatic grant of nonqualified stock options to purchase 18,000 shares of Common Stock to non-employee Directors of the Company on the date such individuals become directors of the Company (the "Initial Grant"), and an option to purchase 8,000 shares of Common Stock on each subsequent annual shareholder meeting date, subject to certain limitations. Options granted in connection with the Initial Grant vest and become exercisable as to 50% of such shares on the twelve month anniversary of the date of such Initial Grant and 25% at each such successive anniversary date thereafter if the holder remains a director on such dates. Options granted on the date of each annual meeting of shareholders become exercisable six months subsequent to the date of grant.

                            EXECUTIVE COMPENSATION

Report of Compensation Committee on Executive Compensation

  Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and its other executive officers. The disclosure requirements for these individuals include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of the report requirement, the Compensation Committee of the Board of Directors (the "Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

  Overview

  The Committee is responsible for establishing and making certain recommendations to the Board of Directors concerning executive compensation, including annual base salaries, grants of stock options and other benefits. The Committee is composed entirely of independent outside directors of the Company. The Committee annually reviews and evaluates the Company's corporate performance, compensation levels and equity ownership of its executive officers. The goal of the Committee is to establish compensation policies and programs that will attract and retain highly qualified executives and provide an incentive to such executives to focus on the Company's long-term strategic goals by aligning their financial interests closely with long-term shareholder interests.

  The Committee intends to make the executive compensation program competitive with the marketplace, with emphasis on compensation in the form of equity ownership, the value of which is contingent on the Company's long-term market performance. For this purpose, the Committee compares the Company with a selected group of emerging growth companies with similar business characteristics and strategies, and has considered the recommendations of an independent compensation consultant to the Company.

  In evaluating compensation relative to Company performance, the Committee considers specific objective goals, such as the Company's stock performance, its operating revenues and earnings, and its progress toward profitability. The Committee also ties compensation to performance goals that involve a more subjective element and take into account the achievement of such nonfinancial goals such as the introduction of new products, development of the Company's sales and marketing force and growing market acceptance of the Company's products.

  Executive Compensation Program

  The components of the Company's executive compensation program which are subject to the discretion of the Committee on an individual basis consist primarily of base salaries, bonuses and stock options. The ultimate composition of executive compensation reflects the Company's goals of attracting and retaining highly qualified personnel and supporting a performance-oriented environment that rewards both corporate and personal performance over the long term.

  Base Salary and Bonus. Annual base salaries and bonuses are established as a result of the Committee's analysis of each executive officer's individual performance during the prior year, the overall performance of the Company during the prior year and historical compensation levels within the executive officer group.

  Stock Options. In general, stock option grants are used to enhance the competitiveness of compensation packages, to reward exceptional performance and provide incentive for reaching further performance goals. The Company's 1990 Stock Option Plan (the "Stock Option Plan") is designed to align a portion of executive and other senior employee compensation with the long-term interests of shareholders. The stock options give the holder the right to purchase shares of the Common Stock over a ten-year period at the fair market value per share as of the date the option is granted. In addition to options, the Stock Option Plan permits the granting of several types of stock-based awards, including stock bonuses, and the Committee has granted performance-based stock bonuses from time to time.

  In determining whether to grant options to an executive officer, the Committee typically considers the individual's performance as such performance relates to the achievement of Company objectives and any planned change in functional responsibility. Although the stock option position of executive officers generally is reviewed on an annual basis, the Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Committee may or may not grant additional options at its discretion. The determination of whether any additional options will be granted to an executive officer is based on a number of factors, including Company performance, individual performance and levels of options granted by the comparable companies referred to above.

  Compensation of Chief Executive Officer

  Compensation for the Chief Executive Officer consists of the following components: base salary, incentive bonus and stock options. Mr. Giddings joined the Company in April 1996 as Chief Executive Officer. His 1998 base salary remained unchanged from 1997 at $300,000. As part of his 1996 compensation, Mr. Giddings received a $100,000 signing incentive advance, to be earned in equal increments of $33,333 per year over a period of three years. Should Mr. Giddings elect to leave the Company prior to the end of the three year period, the unearned portion of this incentive will be returned to the Company.

  Mr. Giddings' original compensation package was established by the Committee based on the general experience of the Committee members in dealing with compensation matters at other emerging growth companies, and was designed to attract an individual with Mr. Giddings' abilities and experience to the Company. Although no stock options were granted to Mr. Giddings in 1998, the Committee believes that stock options previously granted to Mr. Giddings provide a significant and appropriate tie between overall compensation and the performance of the Company over the long term.

  Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, did not affect the deductibility of compensation paid to the Company's executive officers in 1998 and is not anticipated to affect the deductibility of such compensation expected to be paid in 1999. The Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

                                          MARK B. KNUDSON,
                                          GERALD L. COHN and
                                          RICHARD A. NORLING
                                          The Members of the Compensation
                                           Committee

Compensation Committee Interlocks and Insider Participation

  Dr. Knudson, Mr. Cohn and Mr. Norling served as members of the Company's Compensation Committee during 1998.

  Effective March 31, 1998, the Company secured a $1,000,000 receivable backed credit line with DVI Business Credit Corporation. DVI Business Credit Corporation is a business unit of DVI, Inc., of which Mr. Cohn is a director and consultant. The loan agreement requires the Company's accounts receivable collections to be applied to reduce the loan balance, including advances, interest and fees. All advances under the line of credit bear interest on the unpaid principal amount at a fluctuating rate equal to the Prime Rate plus three percent. Interest is payable monthly in arrears. The loan agreement requires the monthly payment of an annualized unutilized loan fee equal to one half of one percent (.5%) of the difference between the committed available loan amount and the average outstanding loan balance. The Company has no outstanding balance drawn on the line of credit as of the date of this Proxy Statement.

  Beginning November 26, 1996, the Company entered into three note agreements totaling $1,557,933 with DVI, Inc. The loan agreements require principal and interest payments in monthly installments at varying amounts through September 2002, at annual interest rates ranging from 10.1% to 10.95%. Maturity dates of the notes range from December 1, 2001 to September 25, 2002, and all notes are secured by equipment.

  On August 4, 1998, the Company completed the sale in a private placement of 2,142,858 shares of Common Stock at a price of $7.00 per share pursuant to a Common Stock Purchase Agreement dated June 30, 1998 among the Company, BCC Acquisition II LLC and certain other persons, resulting in proceeds to the Company of $15,000,006. The purchasers also received five-year warrants to purchase 714,286 shares of Common Stock at $8.40 per share, providing additional future funding potential of approximately $6,000,000. The warrants are exercisable immediately and are callable after a twelve month waiting period if the Common Stock closing price exceeds certain levels for twenty consecutive trading days. Proceeds from the sale of shares of Common Stock will be used for product development, sales and marketing and other general corporate purposes.

  In addition, the Company issued Convertible Senior Secured Fixed Rate Notes to an investor group lead by BCC Acquisition II LLC, with proceeds aggregating $7,300,000. The notes are due in five years, require quarterly interest payments at a rate of 7% per annum, and are convertible into the Company's Common Stock at $8.40 per share. Proceeds of the notes were used to retire other debt of the Company.

  Pursuant to the Common Stock Purchase Agreement, the Company agreed to appoint two representatives of BCC Acquisition II LLC to serve as members of the Board of Directors, and to use its reasonable best efforts to ensure that the two representatives will be included as nominees of the Board of Directors and elected to serve on the Board of Directors so long as BCC Acquisition II LLC and the other investors (or their assignees) collectively own at least 5% of the Company's outstanding voting securities or at least 75% of the number of shares issued under the Common Stock Purchase Agreement. BCC Acquisition II LLC nominated Dr. Milligan and Mr. Cohn (who has been a director of the Company since 1996) as their representatives. Mr. Cohn is (1) a manager of Bay City Capital Management, LLC, the general partner of Bay City Capital Fund I, L.P., which is the managing member of BCC Acquisition II LLC, and (2) a manager of Bay City Capital LLC, which provides investment advice to Bay City Capital Fund I, L.P.

  In addition to his affiliation with BCC Acquisition II LLC, Mr. Cohn, through his spouse and the Gerald L. Cohn Revocable Trust, participated in the Common Stock Purchase Agreement and the related sale of Convertible Senior Secured Fixed Rate Notes. Mr. Cohn's spouse purchased 2,000 shares, and received warrants to purchase an additional 667 shares. The Gerald L. Cohn Revocable Trust purchased Convertible Senior Secured Fixed Rate Notes in the principal amount of $400,000, which are convertible into 47,619 shares of Common Stock. Certain other Cohn family trusts not beneficially owned by Mr. Cohn also participated as investors in the Common Stock Purchase Agreement.

Summary Compensation Table

  The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the other most highly compensated executive officers of the Company whose salary and bonus earned in the fiscal year ended December 31, 1998 exceeded $100,000 for services rendered:

                          SUMMARY COMPENSATION TABLE

                                                             Long-Term
                                                            Compensation
                                                               Awards
                                                            ------------
                                          Annual
                                       Compensation            Stock
                                     -----------------        Options     All Other
                                Year  Salary   Bonus          (Shares)   Compensation
                                ---- -------- --------        --------   ------------
David T. Giddings               1998 $300,000      --             --           --
 President, Chief Executive     1997  300,000 $180,000        100,000          --
  Officer and Chairman          1996  216,923  235,000(/2/)   500,000          --
  of the Board(/1/)

Roy S. Johnson                  1998 $189,000 $    --             --       $48,804(/4/)
 Executive Vice President and   1997  166,400   40,350         25,000       38,300(/4/)
  President and Managing        1996    9,400      --         150,000          --
  Director of DML(/3/)

Laurence L. Betterley           1998 $175,000 $ 10,500            --       $   --
 Senior Vice President and      1997  159,615   47,885         75,000          --
  Chief Financial Officer(/5/)  1996   53,077      --          75,000          --

James R. Miller                 1998 $175,000 $ 11,813            --       $   --
 Senior Vice President of Sales 1997  164,415   39,460         25,000          --
                                1996  159,014   47,340         24,000       57,023(/6/)

--------
(1) Mr. Giddings was employed by the Company on April 12, 1996.
(2) Includes a $100,000 signing incentive advance, earned in equal increments of $33,333 per year over a period of three years. Should Mr. Giddings elect to leave the Company prior to the end of the three year period, the unearned portion will be returned to the Company.
(3) Mr. Johnson was employed by the Company on November 6, 1996, as part of the Company's acquisition of Biomedical Sensors, Ltd., now known as Diametrics Medical, Ltd.
(4) Includes Company pension plan contributions made on Mr. Johnson's behalf and Company expenses related to Mr. Johnson's use of a Company automobile.
(5) Mr. Betterley was employed by the Company on August 26, 1996.
(6) Includes relocation-related tax and expense reimbursements.

Employment Contracts and Change in Control Agreements

  Except as provided below, none of the Company's executive officers has a written employment agreement. Pursuant to a Severance Pay Agreement dated July 31, 1998, in addition to payment of full base salary, bonus and benefits earned through date of termination, Mr. Giddings will receive a lump-sum cash severance payment equal to three times his full base salary in effect immediately prior to termination, plus the targeted bonus Mr. Giddings would have earned for the year in which termination is effective (assuming for such propose the achievement of targeted performance), under certain circumstances following a change in control of the Company, as defined in the Severance Pay Agreement, subject to certain tax adjustments. Mr. Giddings' Severance Pay Agreement is for a three year term and automatically renews for an additional three year term unless earlier canceled in writing. Mr. Giddings' stock options also will vest immediately in the event of a change in control.

  Similar severance arrangements for the Company's executive officers under certain circumstances following a change in control have been established, with lump-sum cash severance payments equal to two times full base salary in effect immediately prior to termination, plus the targeted bonus such executive officers would have earned for the year in which termination is effective (assuming for such purpose the achievement of targeted performance), subject to certain tax adjustments. In addition, severance arrangements have been established for the Company's executive officers in the event of termination for reasons other than "cause," providing for the payment of full base salary, bonus and benefits earned through date of termination, as well as the continuation of payment of the full base salary then in effect for an additional twelve month period, plus a pro rata portion of the targeted bonus such executive officer would have earned for the year in which termination is effective (assuming for such purpose the achievement of targeted performance).

  As described below in footnote (1) to the table entitled "Aggregate Value of Options Held at December 31, 1998," the exercisability of options granted to named executive officers is accelerated in the event of a "change in control" involving the Company.

Stock Options

  No stock options were granted to the executive officers named in the Summary Compensation Table above during the year ended December 31, 1998. The following table summarizes the value of all options held by such persons at December 31, 1998. No options held by such executive officers were exercised during the 1998 fiscal year.

             Aggregate Value of Options Held At December 31, 1998

                               Number of Unexercised     Value of Unexercised
                                  Options Held at      In-the-Money Options Held
                                 December 31, 1998(1)    at December 31, 1998(2)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
David T. Giddings...........   275,000      325,000      $13,938      $41,813
Roy S. Johnson..............    81,250       93,750      $14,063      $14,063
Laurence L. Betterley.......   101,250       48,750      $34,688      $   -0-
James R. Miller.............   110,250       38,750      $   -0-      $   -0-

--------
(1) Each option represents the right to purchase one share of Common Stock and all grants were made pursuant to the Stock Option Plan. To the extent not already exercisable, the options granted to the named executive officers become exercisable in the event of a "change in control" (as defined in the stock option agreements) involving the Company.
(2) Value based on the difference between the fair market value of the shares of Common Stock at December 31, 1998 ($4.9375) and the exercise price of the options.

                         COMPARATIVE STOCK PERFORMANCE

  The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Medical Devices, Instruments and Supplies Manufacturer Index over the same period for the period from June 14, 1994 (the date of the initial public offering of the Common Stock) to December 31, 1998 (assuming the investment in the Common Stock and each index was $100 on June 14, 1994, and that dividends, if any, were reinvested). The Company previously compared its cumulative total shareholder return with the cumulative total return of the Nasdaq Non-Financial Stock Index. During 1998, Nasdaq began to provide an index for medical devices, instruments and supplies manufacturers. The Company determined that this new index is more reflective of the Company's industry and competitors. The cumulative total return of the Nasdaq Non-Financial Index as of December 31, 1998 was $304.37.

           Comparison of Cumulative Total Return since June 14, 1994 among Diametrics Medical, Inc., the Nasdaq Stock Market Index
  and the Nasdaq Medical Devices, Instruments and Supplies Manufacturer Index


                       [PERFORMANCE GRAPH APPEARS HERE]


                            6/14/94 12/30/94 12/29/95 12/31/96 12/31/97 12/31/98
                            ------- -------- -------- -------- -------- --------
Diametrics Medical, Inc...  $100.00 $ 84.00  $ 78.00  $ 70.00  $ 89.00  $ 79.00
Nasdaq Stock Market Index.   100.00  102.84   145.45   178.86   219.43   308.46
Nasdaq Medical Devices,
 Instruments and Supplies
 Manufacturer Index.......   100.00  114.20   173.31   162.34   185.99   210.27

                             CERTAIN TRANSACTIONS

  Effective March 31, 1998, the Company secured a $1,000,000 receivable backed credit line with DVI Business Credit Corporation. DVI Business Credit Corporation is a business unit of DVI, Inc., of which Mr. Cohn is a director and consultant. The loan agreement requires the Company's accounts receivable collections to be applied to reduce the loan balance, including advances, interest and fees. All advances under the line of credit bear interest on the unpaid principal amount at a fluctuating rate equal to the Prime Rate plus three percent. Interest is payable monthly in arrears. The loan agreement requires the monthly payment of an annualized unutilized loan fee equal to one half of one percent (.5%) of the difference between the committed available loan amount and the average outstanding loan balance. The Company has no outstanding balance drawn on the line of credit as of the date of this Proxy Statement.

  Beginning November 26, 1996, the Company entered into three note agreements totaling $1,557,933 with DVI, Inc. The loan agreements require principal and interest payments in monthly installments at varying amounts through September 2002, at annual interest rates ranging from 10.1% to 10.95%. Maturity dates of the notes range from December 1, 2001 to September 25, 2002, and all notes are secured by equipment.

  On August 4, 1998, the Company completed the sale in a private placement of 2,142,858 shares of Common Stock at a price of $7.00 per share pursuant to a Common Stock Purchase Agreement dated June 30, 1998 among the Company, BCC Acquisition II LLC and certain other persons, resulting in proceeds to the Company of $15,000,006. The purchasers also received five-year warrants to purchase 714,286 shares of Common Stock at $8.40 per share, providing additional future funding potential of approximately $6,000,000. The warrants are exercisable immediately and are callable after a twelve month waiting period if the Common Stock closing price exceeds certain levels for twenty consecutive trading days. Proceeds from the sale of shares of Common Stock will be used for product development, sales and marketing and other general corporate purposes.

  In addition, the Company issued Convertible Senior Secured Fixed Rate Notes to an investor group led by BCC Acquisition II LLC, with proceeds aggregating $7,300,000. The notes are due in five years, require quarterly interest payments at a rate of 7% per annum, and are convertible into the Company's Common Stock at $8.40 per share. Proceeds of the notes were used to retire other debt of the Company.

  Pursuant to the Common Stock Purchase Agreement, the Company agreed to appoint two representatives of BCC Acquisition II LLC to serve as members of the Board of Directors, and to use its reasonable best efforts to ensure that the two representatives will be included as nominees of the Board of Directors and elected to serve on the Board of Directors so long as BCC Acquisition II LLC and the other investors (or their assignees) collectively own at least 5% of the Company's outstanding voting securities or at least 75% of the number of shares issued under the Common Stock Purchase Agreement. BCC Acquisition II LLC nominated Dr. Milligan and Mr. Cohn (who had already been a director of the Company since 1996) as their representatives.

  For a discussion of certain Company transactions with Mr. Cohn, see "Executive Compensation-- Compensation Committee Interlocks and Insider Participation" above.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of March 26, 1999 by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock,
(ii) each of the Company's directors and nominees for director, (iii) each of the officers named under the "Summary Compensation Table" above and (iv) all directors, nominees and executive officers of the Company as a group:

                                                            Number of
                                                              Shares    Percent
                                                           Beneficially   of
Name of Beneficial Owner                                   Owned (/1/)   Class
------------------------                                   ------------ -------
BCC Acquisition II LLC (/2/)..............................  3,400,541    13.3%
c/o Bay City Capital LLC
 750 Battery Street, Suite 600
 San Francisco, CA 94111
Amarfour, L.L.C. (/3/)....................................  1,789,100     7.4
 200 West Madison Street
 Suite 3800
 Chicago, IL 60606
Investment Advisors, Inc. (/4/)...........................  1,490,498     6.2
 3700 First Bank Place
 P.O Box 357
 Minneapolis, MN 55440
State of Wisconsin Investment Board (/5/).................  1,413,800     5.9
 P.O. Box 7842
 Madison, WI 53707
David T. Giddings (/6/)...................................    385,414     1.6
Mark B. Knudson, Ph.D. (/7/)..............................    382,821     1.6
Gerald L. Cohn (/8/)......................................    286,832     1.2
James R. Miller (/9/).....................................    115,250      *
Laurence L. Betterley (/10/)..............................    134,700      *
Roy S. Johnson (/11/).....................................     85,343      *
Andre de Bruin (/12/).....................................     53,357      *
Richard A. Norling (/13/).................................     28,857      *
David V. Milligan, Ph.D. (/14/)...........................        502      *
All directors and executive officers as a group (9
 persons) (/15/)..........................................  1,473,076     5.9

--------
*  Less than 1%.
 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options, warrants or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of March 26, 1999, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 (2) In a Schedule 13D dated as of August 4, 1998, BCC Acquisition II LLC indicated that it is the beneficial owner of 3,400,541 shares of Common Stock with shared voting and dispositive power with respect to such shares. Includes 650,731 shares of Common Stock issuable upon the exercise of outstanding warrants, and 797,619 shares of Common Stock issuable upon the conversion of outstanding convertible notes.
 (3) In a Schedule 13D dated as of August 4, 1998, Amarfour, L.L.C. ("Amarfour") indicated that it is the beneficial owner of 1,789,100 shares of Common Stock, with sole voting and dispositive power with respect to such shares. Amarfour also indicated that an affiliate of Amarfour (the "RA Trusts") directly owned

     25,319 shares of Common Stock, and that such affiliate owned indirect interests in each of BCC Acquisition II LLC, the Bay City Capital Fund I, L.P., Bay City Capital Management LLC and Bay City Capital LLC, which entities had acquired beneficial ownership of up to 3,400,541 shares of Common Stock as of such date. Amarfour also indicated that as of August 4, 1998 certain trusts primarily for the benefit of the lineal descendants of Nicholas J. Pritzker, deceased (the "Hoinfad Trusts") owned less than 10% interest in AEOW 96, LLC ("AEOW"), and that as of August 4, 1998, AEOW acquired beneficial ownership of 30,953 shares of the Company's Common Stock and, as of such date, beneficially owned an aggregate of 91,042 shares of the Company's Common Stock. Different individuals serve as trustees of the member trusts of Amarfour and the RA Trusts on the one hand and the Hoinfad Trusts on the other hand, and their is no overlap in trusteeships between the Hoinfad Trusts and the member trusts of Amarfour, but there is overlap in trusteeships between the member trusts of Amarfour and the RA Trusts. Amarfour disclaims the existence of any group and beneficial ownership of such shares.
 (4) In a Schedule 13G dated as of September 9, 1998, Investment Advisors,
     Inc. ("IAI") indicated (i) that it is the beneficial owner of 1,123,598 shares of Common Stock, (ii) that it has sole voting and dispositive power with respect to 772,998 of such shares and shared voting and dispositive power with respect to 350,600 of such shares, and (iii) that all of such shares are held by various custodial institutions for the benefit of clients of IAI, none of whom individually own beneficially more than 5% of the Common Stock. Pursuant to a telephone conversation between the Company and IAI, IAI confirmed that it beneficially owns 1,490,498 shares of the Company's Common Stock. IAI is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
 (5) In a Schedule 13G dated as of January 16, 1999, the State of Wisconsin Investment Board indicated that it is the beneficial owner of 1,413,800 shares of Common Stock with sole voting and dispositive power with respect to such shares.
 (6) Includes 375,000 shares of Common Stock issuable upon exercise of outstanding options.
 (7) Includes 50,500 shares of Common Stock issuable upon the exercise of outstanding options. Includes 156,250 shares of Common Stock beneficially owned by Medical Innovation Fund II ("MIF II"). Dr. Knudson is a general partner of Medical Innovation Partners II, the general partner of MIF II. Dr. Knudson disclaims beneficial ownership of these securities except to the extent of his proportionate pecuniary interest in the partnerships. Excludes 418,666 shares of Common Stock held by Medical Innovation Fund ("MIF"), as well as 290,994 shares of Common Stock issuable upon the exercise of certain warrants held by MIF. Medical Innovation Partners ("MIP") is the general partner of MIF. Dr. Knudson is a limited partner of MIP. Dr. Knudson disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interests in such partnerships.
 (8) Includes 126,899 shares of Common Stock held by the Gerald L. Cohn Revocable Trust, as well as 47,619 shares issuable to the Gerald L. Cohn Revocable Trust upon the conversion of outstanding convertible notes. Includes 3,000 shares owned by Mr. Cohn's spouse, as well as 667 shares issuable to Mr. Cohn's spouse upon the exercise of outstanding warrants. Also includes 26,875 shares of Common Stock issuable upon exercise of outstanding options. Excludes 3,400,541 shares beneficially owned by BCC Acquisition II LLC. On August 4, 1998, BBC Acquisition II LLC, a Delaware limited liability company, acquired shares of Common Stock, warrants to acquire additional shares of Common Stock and notes convertible into shares of Common Stock. Mr. Cohn disclaims direct beneficial ownership in the Company's securities held by BBC Acquisition II LLC and any transaction therein.
 (9) Includes 110,250 shares of Common Stock issuable upon the exercise of outstanding options.
(10) Includes 111,250 shares of Common Stock issuable upon the exercise of outstanding options.
(11) Includes 81,250 shares of Common Stock issuable upon exercise of outstanding options.
(12) Includes 52,357 shares of Common Stock issuable upon exercise of outstanding options.
(13) Includes 500 shares owned by Mr. Norling's spouse and 28,357 shares of Common Stock issuable upon exercise of outstanding options.
(14) Includes 502 shares of Common Stock issuable upon exercise of outstanding options.
(15) See Notes (6)--(14) above.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than ten percent shareholders are also required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that (1) a statement of change in beneficial ownership on Form 4 was not timely filed by Mr. Norling to reflect a purchase of 500 shares by his spouse in September of 1998, but such change was subsequently reported on Form 4, and (2) an annual statement of beneficial ownership on Form 5 was not timely filed by Mr. Cohn to reflect the annual grant to outside directors of an option to purchase 8,000 shares on May 13, 1998, the date of the 1998 Annual Meeting of Shareholders, but such grant was subsequently reported.

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1999. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1990 and has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

  Pursuant to federal securities laws, any proposal by a shareholder to be presented at the 2000 Annual Meeting of Shareholders and to be included in the Company's proxy statement must be received at the Company's executive offices, 2658 Patton Road, Roseville, Minnesota 55113, no later than the close of business on December 14, 1999. Proposals should be sent to the attention of the Secretary. Pursuant to the Company's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting no later than fifteen days following the day on which the notice of the 2000 Annual Meeting of Shareholders is mailed to shareholders. Each such notice should be sent to the attention of the Secretary, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company's Bylaws. The Company intends to exercise its discretionary authority with respect to any matter not properly presented by such date in accordance with the proxy rules adopted under the Securities Exchange Act of 1934.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Kenneth L. Cutler
                                          Secretary

April 12, 1999

                            DIAMETRICS MEDICAL, INC.
                                2658 Patton Road
                           Roseville, Minnesota 55113

                  Annual Meeting of Shareholders May 12, 1999
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned appoints David T. Giddings and Laurence L. Betterley, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Diametrics Medical, Inc. (the "Company") held by the undersigned on March 26, 1999, at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 12, 1999 at 3:30 p.m., at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, and at all adjournments thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

     Receipt of Notice of Annual Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date and return the proxy in the addressed envelope -- no postage required. Please mail promptly to save further solicitation expenses.

                         (To be Signed on Reverse Side)

              -- Please Detach and Mail in the Envelope Provided --
--------------------------------------------------------------------------------


         Please mark your
     [X] votes as in this
         example

                                        FOR all nominees          WITHHOLD
                                      (except as marked to        AUTHORITY
                                      the contrary below:      to vote for all
                                                                   nominees

(1)  Election of Directors:                     [ ]                 [ ]

Nominees:   David T. Giddings
            Andre de Bruin
            Richard A. Norling

To withhold authority to vote for a specific nominee, place a line through such nominee's name at right

(2) To vote with discretionary authority on such other matters as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THE PROXY WILL BE VOTED "FOR" ALL PERSONS NAMED IN ITEM 1 AT LEFT, ON ALL OTHER MATTERS THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTEREST OF THE COMPANY.

SIGNATURE(S)_________________________________

            _________________________________   Dated ___________________, 1999


INSTRUCTIONS:   When shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, custodian or guardian, please give full title as such. If shares are held by a corporation, this proxy should be signed in full corporate name by its president or other authorized officer. If a partnership holds the shares subject to this proxy, an authorized person should sign in the name of such partnership.

--------------------------------------------------------------------------------